Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-124125 and 33-47209) of Avon Products, Inc. of our report dated June 26, 2006 relating to the financial statements of the Avon Personal Savings Account Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
New York, New York
June 27, 2006